Exhibit No. 10.8

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT OF

KKM MAKAI, LLLP

(a Hawaii Limited Liability Limited Partnership)

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LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT OF

KKM MAKAI, LLLP

(a Hawaii Limited Liability Limited Partnership)

This Limited Liability Limited Partnership Agreement, dated as of November 27, 2013, is entered into by and among Noble Enterprises, Inc., a Nevada corporation (“Noble”), as General Partner; Barnwell Hawaiian Properties, Inc., a Nevada corporation, (“Barnwell”); and Noble as a Limited Partner, as set forth on Exhibit “A” attached hereto and made a part hereof.

RECITAL

The parties desire to form a limited liability limited partnership under the Hawaii Uniform Limited Partnership Act (the “Act”) in order that such partnership may engage in the activities described in Section 1.5 below;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE 1

GENERAL TERMS

1.1                          Formation. The parties hereby form a limited liability limited partnership (the “Partnership”) under the Act as of the Effective Date set forth in Section 1.6.

1.2                          Name. The name of the Partnership shall be KKM Makai, LLLP.

1.3                          Filing of Certificate of Limited Partnership. The General Partner shall file a certificate of limited partnership pursuant to the Act.

1.4                          Principal Place of Business. The Partnership’s principal office and place of business shall be 1100 Alakea Street, Suite 2900, Honolulu, Hawaii 96813.  The principal office and place of business may be changed from time to time in the General Partner’s discretion.

1.5                          Purpose. The purpose of the Partnership (the “Purpose”) is to serve as the general partner of Ka`upulehu Makai, LLLP, a Hawaii limited liability limited partnership (“Ka`upulehu Makai”) which holds, or will hold, a 60% interest as member in three (3) limited liability companies – WB Ka`upulehu, LLC, WB Kukio Resorts, LLC and WB Manini`owali, LLC (collectively referred to below as “Companies” and individually as “Company”) – which limited liability companies in turn own and are developing four luxury residential communities – Kaupulehu, Increment 1; Kaupulehu, Increment 2; Kukio Resort and Manini`owali Resort on the Kona-Kohala coast of the Island of Hawaii (the “Projects”).  The Partnership shall have any and all powers that are necessary or convenient to carry out the purposes of the Partnership, to the extent the same may be legally exercised by a limited liability limited partnership under the Act.

1.6                          Term of Partnership. The term of the Partnership shall commence on the later of (i) the date the certificate of limited partnership is filed pursuant to the Act, and (ii) the date of execution and delivery of this Agreement (the “Effective Date”), and shall continue until terminated in accordance with ARTICLE 10.

1.7                          Filings of Other Certificates. The General Partner shall cause to be executed and filed all certificates, statements or other instruments as the General Partner may deem necessary or advisable.

1.8                          Other Activities of the Partners. The General Partner, the Limited Partners, and their respective affiliates, may each at any time engage in and possess interests in other business ventures of any type and description, independently or with others, whether such ventures are competitive with the Partnership or otherwise. Neither the Partnership nor any other Partner shall by virtue of this Agreement have any right, title or interest in or to such independent ventures or to the income or profits derived therefrom, nor shall engaging in such activities constitute a breach of any obligations hereunder.

1.9                          Definitions. Capitalized terms used in this Agreement shall have the meanings specified in this Section 1.9, except as expressly stated otherwise. The singular shall include the plural and any gender shall include all genders. “Includes” or “including” shall mean “including, without limitation.”

(a)                             “Act” means the Hawaii Uniform Limited Partnership Act, HRS chapter 425E, as amended from time to time; provided, however, that if any amendment or successor law is applicable to the Partnership only upon election, then “Act” shall refer to the amended or successor law only upon election by all Partners.

(b)                             “Capital Account” has the meaning given in Section 2.1.

(c)                              “Carrying Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis as of the relevant date for federal income tax purposes, except as follows:

(i)                                  the initial Carrying Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset, which shall be equal to the amount credited to such Partner’s Capital Account for such contribution (increased by the amount of any liabilities which the Partnership assumes or takes subject to) as set forth herein or in any amendment or supplement hereto providing for the contribution of such asset; and

(ii)                              the Carrying Values of all Partnership assets (including intangible assets such as goodwill) shall be adjusted at the election of the General Partner to equal their respective Fair Market Values (determined on a gross basis) as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution, within the meaning of Treasury Regulation section 1.704-1(b)(2)(iv)(f)(5), (B) the distribution by the Partnership to a Partner of more than a de minimis amount of money or Partnership property as consideration for an interest in the Partnership, and (C) the liquidation of the Partnership within the meaning of Treasury Regulation section 1.704-1(b)(2)(iv)(f)(5)(ii);

provided that any such adjustment may be made effective, at the election of the General Partner, at any time on or after the occurrence of the specified event and no later than the first day of the next fiscal year of the Partnership. The foregoing definition of Carrying Value is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

(d)                             “Cash Flow” means, for any period, the amount, computed on a cash basis, of:

(i)                                  the sum of (A) gross receipts, all investment income of the Partnership, and all cash received from other sources, including sales or other events, and (B) any amounts released from reserves, reduced by:

(ii)                              the sum of (A) disbursements of the Partnership for operating expenses, principal and interest payments on debt, including any payments on loans made by a Partner pursuant to Section 2.3(b) below, and including also any debt repayments required or elected to be made in connection with any sale or other event, (B) capital expenditures determined, in the General Partner’s reasonable discretion, to be necessary or appropriate, and (C) a reasonable allowance for reserves for working capital and contingencies consistent with the Purpose;

provided that any cash received, expenses incurred and disbursements made with respect to the liquidation of the Partnership shall not be taken into account in computing Cash Flow.

(e)                             “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)                                 “Discretion”” means in the person’s sole and absolute discretion unless otherwise provided.

(g)                             “Effective Date” has the meaning given in Section 1.6.

(h)                            “Fair Market Value” of any asset held by the Partnership, or the Partnership Interest held by a Partner, as the case may be, shall be determined as follows:

(i)                                  in the case of securities, the last sales price on the trading date immediately preceding the determination, if listed on a national securities exchange; the mean between the last “bid” and “asked” prices if traded in the over-the-counter market; or for other securities, the price that the General Partner reasonably determines to reflect the fair market value of such securities;

(ii)                              with respect to any other Partnership assets, the value that the General Partner reasonably determines to reflect the fair market value of such asset; and

(iii)                          with respect to a Partnership Interest being sold pursuant to Section 9.1, the value agreed upon by the Purchasing Party and the Selling Party.

(i)                                  “General Partner” means any Person who has been admitted to the Partnership as general partner as a successor to the duties or interest of a general partner, in such Person’s capacity as a general partner. The initial General Partner is Noble Enterprises, Inc., a Nevada corporation.

(j)                                  “Interest” means, in the context of a “Partner’s Interest,” the entire legal and equitable ownership interest of a Partner in the Partnership at any particular time. When used in the context of a General Partner, “Interest” means the Partnership Interest held by the Partner in its capacity as a General Partner. When used in the context of a Limited Partner, “Interest” means the Partnership Interest held by the Partner in its capacity as a Limited Partner.

(k)                              “Limited Partners” means any Person who has been admitted to the Partnership as a limited partner in accordance with the terms of this Agreement in such Person’s capacity as a limited partner.  The initial Limited Partners are Barnwell Hawaiian Properties, Inc., a Delaware corporation, and Noble Enterprises, Inc., a Nevada corporation.

(l)                                  “Partner” means any General Partner or Limited Partner.

(m)                        “Partnership” means the Limited Liability Limited Partnership created by this Agreement.

(n)                            “Person” means any individual, partnership, corporation, association, business, trust, government or political subdivision, agency, or other entity.

(o)                             “Profits” and “Losses” means, for each fiscal year or part thereof, the Partnership’s taxable income or loss for such year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the adjustments set forth for proper maintenance of capital accounts in Treasury Regulation section 1.704-1(b), including the following adjustments:

(i)                                  gain or loss resulting from any disposition of Partnership property, and depreciation or amortization deductions with respect thereto, shall be computed with reference to the Carrying Value of the property disposed of, rather than the adjusted tax basis of such property:

(ii)                              if any property is distributed in kind to any Partner, the difference between its Fair Market Value and its Carrying value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Partnership; and

(iii)                          the amount of any adjustment to the Carrying Value of any partnership asset pursuant to Section 1.9(c)(ii) shall be taken into account as Profit or Loss from the disposition of such asset.

(p)                             “Purpose” has the meaning given in Section 1.5.

(q)                             “Sharing Ratio” means the percentages of each Partner as set forth in Exhibit “A” attached hereto and made a part hereof, or any different percentages for such Partners or any additional Partners as certified in a writing (which shall constitute a permissible amendment to this Agreement) delivered to each Partner by the General Partner which reflects:

(i)                                  any adjustment to the Sharing Ratios in connection with the admission or withdrawal of any Partner, which adjustment shall take into account the Sharing Ratio of the admitted or withdrawing Partner in a manner proportional to the then existing Sharing Ratios of all other Partners; or

(ii)                              an adjustment of the Sharing Ratios of all Partners following a restatement of the Carrying Values of Partnership assets as described in the definition of “Carrying Value” in this Section 1.9 (for example, in connection with a disproportionate capital contribution or distribution by or to an existing Partner), which adjustment shall be accomplished by causing the Sharing Ratio of each Partner to equal the ratio (expressed as a percentage) that such Partner’s Capital Account on such date bears to the aggregate Capital Accounts of all Partners on such date, after taking into account (A) the restatement of such Carrying Values, (B) the allocation of the resulting Profit or Loss arising from such restatement in the manner set forth in Section 1.9(o)(iii), and (C) the allocation of all other Profits and Losses to the Partners for the portion of the fiscal year of the Partnership occurring prior to the adjustment date.

(r)                                 “Transfer” means, in the context of a Transfer of an Interest, the sale, assignment, pledge, hypothecation, transfer or other disposition (voluntarily or involuntarily, by gift or otherwise, and whether as security or otherwise) by a Partner of all or a portion of the Partner’s Interest.

(s)                              “Treasury Regulations” means the regulations issued by the Treasury Department pursuant to the Code.

ARTICLE 2

CAPITALIZATION

2.1                          Capital Accounts. A separate capital account (a “Capital Account”) shall be maintained for each Partner. Each Partner’s Capital Account shall be:

(a)                             increased by (i) the amount of such Partner’s cash contributions to the Partnership, (ii) the Fair Market Value of any assets contributed to the Partnership by such Partner, net of liabilities secured by such assets that the Partnership is considered to assume or take subject to under Code Section 752, and (iii) all profits and items of income or gain allocated to such Partner in accordance with ARTICLE 3; and

(b)                             decreased by (i) cash distributions to such Partner from the Partnership, (ii) the Fair Market Value of any assets distributed to such Partner from the Partnership, net of liabilities secured by such assets that such Partner is deemed to assume, or take subject to, under Code Section 752, and (iii) all items of deduction or loss allocated to such Partner in accordance with ARTICLE 3;

provided, however, that the Capital Accounts shall in all events be determined and maintained in accordance with the rules set forth in section 1.704-1(b) of the Treasury Regulations.

2.2                          Initial Capital Contributions. The total initial capital contribution by the Partners to the Partnership (the “Initial Capital Contribution”) shall be as set forth in Exhibit “A” attached hereto and made part hereof. Each Partner shall receive, as of the Effective Date, a Capital Account credit for such contribution in such amount; provided, however, that the timing of the obligation to fund the Initial Capital Contribution shall be governed by the timing provisions for the initial capital contributions set forth in the Limited Liability Limited Partnership Agreement of Ka’upulehu Makai.

2.3                          Additional Contributions, Loans and Withdrawals of Capital.

(a)                             Additional Capital Contributions.

(i)                                  General Partner-Requested Contributions. The General Partner may, by written notice to each Partner, request additional capital contributions (“Additional Capital Contribution”) to the Partnership. Such notice shall set forth the total amount of funds required by the Partnership, the Partner’s proportionate share of such amount based on the Partner’s then existing Sharing Ratio, and the date by which the Requested Additional Capital Contribution is to be contributed, and the reason or reasons that the Partnership requires the additional funds. If approved by all Partners, which approval may be withheld in each Partner’s discretion, the Partners shall make the Requested Additional Capital Contribution by the date approved by the Partners.  No Partner shall be obligated to make any Additional Capital Contribution which the Partner did not approve.

(ii)                              Option to Fund Additional Capital. In the event that less than all of the Partners approve any call for additional capital by the General Partner, then the other Partners shall be given the opportunity to make the Additional Capital Contributions in the ratio of the each contributing Partner’s Sharing Ratio to the total Sharing Ratios of those Partners who are willing to make the Additional Capital Contribution multiplied by the total amount of Additional Capital Contributions being requested by the General Partner.

(iii)                          Contributions by New Partners. A new Partner may be admitted to the Partnership for new value in accordance with Sections 7.3 or 9.1. Any new Partner shall make such capital contributions (“New Partner Capital Contributions”) to the Partnership upon its admission as a Partner as determined by the unanimous vote of the Partners in their discretion.  New Partner Capital Contributions shall be treated as Initial Capital Contributions for the purposes of Section 4.1 unless otherwise specified upon admission of the new Partner.

(iv)                          No Other Contribution Obligations. Except as set forth in Section 2.2, no Partner shall be required without such Partner’s consent to make any capital contributions to the Partnership on or after the Effective Date, whether on liquidation of the Partnership, by reason of a deficit Capital Account balance or otherwise.

(v)                              No Duty to Restore Capital Account. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Partner upon dissolution of the Partnership shall not be an asset of the Partnership and such Partner shall not be obligated to contribute such amount to the Partnership to bring the balance of such Partner’s Capital Account to zero.

(b)                             Loans. No Partner shall be required to lend any money to or for the benefit of the Partnership. If Partnership funds are insufficient to meet its costs, expenses, obligations or liabilities, or to make any expenditure authorized by this Agreement, any Partner may (but shall not be required to) lend all or a portion of the amount of needed funds to the Partnership. Any such loans shall bear interest at a rate of ten percent (10%) per annum, and shall be on such other terms as the General Partner and the Partner(s) making such loans may agree.

(c)                              Withdrawals and Interest. Except as expressly set forth herein, no Partner shall be entitled to withdraw any portion of its capital contribution or Capital Account balance.  Except for the priority returns provided in Section 2.3(a)(ii) above and Section 4.1 below, no Partner shall be entitled to receive any interest on the balance in such Partner’s Capital Account.

ARTICLE 3

PROFIT AND LOSS ALLOCATIONS

3.1                          Allocations of Profits and Losses.

(a)                             General Rule. Profits and Losses of the Partnership shall be allocated to the Partners in proportion to their Sharing Ratios, provided that during the period Barnwell is receiving 100% of all distributions pursuant to Section 4.1(b) below, representing the return of its Initial Capital Contribution, such Profits and Losses shall be allocated one hundred percent (100%) to Barnwell and zero percent (0%) to the other Partners.

(b)                             Deficit Capital Account and Related Rules. Notwithstanding Section 3.1(a), allocations shall be made to the Partners as set forth in Treasury Regulation sections 1.704-1 (b) and 1.704-2 (relating to allocations of partnership income or loss) as such regulations relate to limitations on loss allocations determined by reference to a Partner’s negative Capital Account balance for which it is not economically responsible, allocations of gross income in connection with “qualified income offsets” (such as distributions causing excess negative Capital Account balances), and allocations attributable to the presence of nonrecourse debt. If any such allocations are made which are inconsistent with the desired allocations in accordance with Sharing Ratios as described in Section 3.1(a), other items of income, gain, loss and deduction for such fiscal year and subsequent fiscal years shall be reallocated among the Partners, to the extent possible, so as to reverse the effect of any such disproportionate allocations.

(c)                              Change in Partners’ lnterests. If there is a change in any Partner’s share of the Partnership’s Profits, Losses or other items during any year, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such year in accordance with Code Section 706, using the closing of the books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Partnership for the entire year, and over the portion of a year after such asset is placed in service by the Partnership if such asset is placed in service during the year.

3.2                          Tax Allocations.

(a)                             Generally. Except as set forth in Section 3.2(b), allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations for book purposes as set forth in Section 3.1. Allocations pursuant to this Section 3.2 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(b)                             Special Rules.

(i)                                  Elimination of Book/Tax Disparities. If any Partnership property has a Carrying Value different than its adjusted tax basis to the Partnership for federal income tax purposes (whether by reason of the contribution of such property to the Partnership, the revaluation of such property hereunder, or otherwise), allocations of taxable income, gain, loss and deduction under this Section 3.2 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) or the principles set forth in Treasury Regulation section 1.704-1(b)(2)(iv)(g).

(ii)                              Allocation of Items Among Partners. Each item of income, gain, loss, deduction and credit and all other items governed by Code Section 702(a) shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to such Partners hereunder, provided that any gain recognized from any disposition of a Partnership asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in the same ratio as the prior allocations of Profits, Losses or other items which included such depreciation or amortization, but not in excess of the gain otherwise allocable to each such Partner.

(iii)                          Conformity of Reporting. The Partners are aware of the income tax consequences of the allocations made by this Section 3.2 and hereby agree to be bound by the provisions of this Section 3.2 in reporting their shares of Partnership income, loss, credits and other items for income tax purposes, except in the case of manifest error to the Partners.

ARTICLE 4

DISTRIBUTIONS

4.1                          Cash Flow Distributions. The Partnership shall distribute Cash Flow to the Partners as and when determined by the General Partner in the General Partner’s reasonable discretion. Distributions of Cash Flow shall be made to the Partners in the following order of priority:

(a)                             First, to the Partners in proportion to their Additional Capital Contributions until each Partner’s Additional Capital Contributions have been returned in full;

(b)                             Second, to the Partners in proportion to their Sharing Ratios, provided, however, that at such time as the aggregate distributions to the members of the Companies (as the term “Companies” is defined in Section 1.5 above) total $45 million, then the next $1 million in distributions from this Partnership to its Partners shall be distributed to the Partners in proportion to their respective Initial Capital Contributions until each Partner’s Initial Capital Contributions have been returned in full.

4.2                          Liquidating Distributions. Distributions to the Partners of cash or property arising from a liquidation of the Partnership shall be made in accordance with Section 10.3(d)(ii) below.

4.3                          Other Distributions. To the extent that cash is available to the Partnership without a requirement of borrowing or the making of Additional Capital Contributions from the Partners, the Partners intend that the Partnership make reasonable efforts to make annual distributions to compensate the Partners for any federal or state tax liability related to the Partnership’s taxable income allocated to the Partners for the prior calendar year.

ARTICLE 5

ACCOUNTING AND RECORDS

5.1                          Fiscal Year. The fiscal year shall be August 31st of each year.

5.2                          Method of Accounting. Books of account shall be maintained in accordance with federal income tax accounting principles; provided, however, that for purposes of making allocations and distributions hereunder, Capital Accounts, and profits and losses and other items, shall be determined in accordance with federal income tax accounting principles consistent with those assumed in connection with entering into this Agreement, with the adjustments required by Treasury Regulation section 1.704-1(b) to properly maintain capital accounts.

5.3                          Books and Records and Inspection. The General Partner shall maintain full and proper ledgers and other books of account in accordance with the Act.  At all times, such ledgers, books and records and other information regarding the affairs of the Partnership shall be available at the Partnership’s principal place of business for inspection, examination, photocopying or audit by any Partner, or the duly authorized representative thereof, during reasonable business hours and upon reasonable advance notice for any purpose reasonably related to such Partner’s interest as a Partner.

5.4                          Financial Statements and Tax Information. The General Partner shall cause the Partnership to send to each other Partner (i) a balance sheet for the Partnership as of the close of the fiscal year, (ii) a profit and loss statement for the Partnership for such fiscal year, (iii) information as is required to be furnished to the Partners by law, and (iv) other information as any Partner may reasonably request.

5.5                          Taxation.

(a)                             Tax Elections and Reporting. The General Partner may make any tax election approved in writing by all of the Limited Partners and allowed the Partnership under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Partnership.

(b)                             Partnership Tax Returns. All tax returns shall be prepared by or under the direction of the General Partner. Each Partner shall provide such information, if any, as may be needed by the Partnership for purposes of preparing such tax and information returns, provided that such information is readily available from regularly maintained accounting records.

(c)                              Tax Audits. The General Partner shall be the tax matters partner, as that term is defined in Code Section 6231(a)(7) (the “Tax Matters Partner”)  with all of the rights, rights, duties and powers provided for in Code Section 6221 through 6232, inclusive. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the Internal Revenue Service to the extent that such claims relate to the adjustment of Partnership items at the Partnership level and, in connection therewith, to retain and cause the Partnership to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner. The Tax Matters Partner shall promptly deliver to each Partner a copy of all notices and communications with respect to income or similar taxes received from the Internal Revenue Service or other taxing authority relating to the Partnership which might materially adversely affect such partners, and shall keep such Partner advised of all significant developments in such matters coming to the attention of the Tax Matters Partner.

ARTICLE 6

MANAGEMENT

6.1                          General. The General Partner shall have sole responsibility, authority and control with respect to the management, conduct and operation of the business and affairs of the Partnership, including any actions authorized herein or by applicable law, subject only to any restrictions imposed by this Agreement, including Section 6.2. Except as otherwise expressly provided in this Agreement, no Partner other than the General Partner shall have the right or authority to act for or bind the Partnership.

6.2                          Authority and Duties of the General Partner.

(a)                             Authority of the General Partner. Except as expressly provided in this Agreement, including the restrictions on authority set forth in this Section 6.2, and subject at all times to the Purpose of the Partnership, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which are necessary, proper or desirable to carry out its duties and responsibilities under Section 6.1 including, without limitation, the authority to exercise all management rights appurtenant to the Membership Interest described in Section 1.6 above.

(b)                             Duties of the General Partner. The General Partner shall perform the General Partner’s duties and obligations under this Agreement and under applicable law in order to carry out the Purpose of the Partnership in an orderly and expeditious manner. The General Partner shall have the duty to conduct the affairs of the Partnership as a fiduciary for the exclusive benefit of the Partners, consistent with the terms of this Agreement, and to use all Partnership funds and assets in the best interests of the Partners.

(c)                              Restrictions on Authority. In addition to any other provision of this Agreement requiring the consent of certain Partners to designated actions, the following acts require the prior written approval of Partners with Sharing Ratios aggregating seventy-five percent (75%) of the total Partner Sharing Ratios (the “Major Decisions”):

(i)                                  the amendment of this Agreement;

(ii)                              the amendment of the Certificate of Limited Partnership (other than an amendment to reflect a change that has been approved by all of the Partners, or to reflect a change made by the General Partner with respect to an action within the reasonable or sole discretion of the General Partner, or to reflect a change authorized pursuant to this Agreement);

(iii)                          the dissolution of the Partnership;

(iv)                          the admission of any Partner;

(v)                              the sale or assignment of all or any portion of the General Partner’s Interest or a direct or indirect interest in General Partner, after which Terry Johnston no longer controls the General Partner, provided, however, that the General Partner shall retain its rights to sell or assign its Interest subject to compliance with the “right of first refusal” provisions of Section 9.4 of this Agreement;

(vi)                          the determination of the compensation to be paid to the General Partner and any increase or decrease therein;

(vii)                      the redemption of any Partnership Interest;

(viii)                  the merger or consolidation of the Partnership with any other organization or the sale of all or substantially all of the Partnership’s assets;

(ix)                          the Partnership’s acquisition of any new business or new line of business;

(x)                              the making of any federal or state tax elections for the Partnership;

(xi)                          the approval of the Partnership’s federal and state tax returns;

(xii)                      the approval of any settlement in any tax audit of the Partnership;

(xiii)                  the approval of any in-kind distributions to any Partner;

(xiv)                  the approval of the Partnership’s retention of any employees (the Partners agree that any employees should be employees of one or more management, professional or consulting companies retained by the Partnership);

(xv)                      the filing of Bankruptcy by the Partnership under any chapter or the taking any act that would constitute a Bankruptcy of the Partnership;

(xvi)      the institution, prosecution and settlement of any legal proceeding (including arbitration) in the Partnership’s name, excluding collection and summary possession proceedings related to tenants of the Partnership; or

(xvii)              the entry into any contract by the Partnership with the General Partner or an affiliate of the General Partner;

(xviii)          the approval of any material modifications of the Partnership’s insurance programs;

(xix)                  any action that may result in a default or breach of any contract to which the Partnership is a party; or

(xx)                      the approval of any amendment of any provision of the Limited Liability Limited Partnership Agreement of Ka`upulehu Makai.

(d)                             Restrictions on General Partner’s Authority with Respect to Ka`upulehu Makai.  The General Partner shall have sole responsibility, authority and control with respect to the exercise of any and all management, voting and other rights of the Partnership as the general partner of Ka`upulehu Makai, except that, in the exercise of such authority, the General Partner shall not cause the Partnership, in its capacity as General Partner of Ka`upulehu Makai, to propose, support, approve or vote for any action that requires the consent of any Limited Partner of Ka`upulehu Makai without first consulting with each Limited Partner of this Partnership with a Sharing Ratio of twenty percent (20.0%) or more.

(e)                             Meetings with Limited Partners.  The General Partner shall meet with the Limited Partners on a quarterly basis, or on request of the Limited Partners, to report on and discuss the status of zoning, permits, approvals, easements, engineering, planning, development, construction, operation, marketing, sales and other matters relating to the Projects.

(f)                                 Reports.  The General Partner shall provide each Limited Partner with reports as follows:

(i)                                  An annual report of all income and all expenses of the Partnership within ninety (90) days of the end of the calendar year, which shall constitute a compilation report by an independent accounting firm reasonably satisfactory to the Limited Partners.

(ii)                              Copies of all reports provided by the general partner to the limited partners under the Limited Liability Limited Partnership Agreement of Ka`upulehu Makai (see, e.g. section 6.2(g) thereof, entitled “Reports”).

(iii)                          Copies of the Partnership’s annual federal and state income tax returns together with a copy of that certain IRS form commonly referred to as a “Schedule K-1” within sixty (60) days following the end of each calendar year.

(iv)                          Proposed Budgets and Operating Plans for Ka`upulehu Makai to be provided to the Limited Partners at least two (2) months prior to the expiration of the Budget and Operating Plan for the prior year (or other period of time covered by the Budget and Operating Plan then in effect).

(v)                              Copies of all notices and information provided to any Limited Partner of Ka`upulehu Makai in connection with seeking the Limited Partner’s consent to any “Major Decision” as the term “Major Decision” is defined in the Limited Liability Limited Partnership Agreement of Ka`upulehu Makai, LLLP, copies to be provided at the same time they are provided to the Limited Partners of Ka`upulehu Makai.

(g)                             Actions Approved by Partners.

(i)                                  Each Limited Partner is deemed to have consented to the Budget and Operating Plan for 2014, 2015 and 2016 set forth in the Limited Liability Limited Partnership Agreement of Ka`upulehu Makai (see e.g., Exhibit G thereto, entitled “Approved Budget and Operating Plan”).

(ii)                              Each Partner is deemed to have consented to the transfer of the 5.20% limited partner interest of Noble to such transferees as Noble specifies in writing, and the admission of such transferees as Substituted Limited Partners pursuant to Section 9.5(b), subject to each transferee’s executing of an appropriate agreement to be bound by the terms and conditions of this Agreement; and provided, however, that any subsequent transfer by any such transferee shall be subject to the provisions of ARTICLE 9.

6.3                          Reimbursement of Expenses. The Partnership shall pay and reimburse the General Partner for all expenses properly paid by the Partnership. If, for any period, the Partnership has insufficient funds to pay all of its expenses, including such reimbursable amounts, the Partnership shall instead pay to the respective party as much of such amount as possible from available funds, prioritized in the discretion of the General Partner. Any difference between the amount of reimbursements required to be paid and the amount actually reimbursed shall be carried forward as an obligation of the Partnership, and shall bear interest at a rate per annum equal to the Base Rate of Bank of Hawaii and shall be paid out of the first available funds in accordance with the priorities set forth in the preceding sentence.

6.4                          Compensation of the General Partner. The General Partner shall not be entitled to compensation for services rendered as General Partner unless such compensation is approved by all of the Partners.

6.5                          Liability and Indemnification of the General Partners. Each General Partner and the shareholders, constituent partners, officers, directors, managers, members and employees of each General Partner and its affiliates (individually, an “Exculpated Party”) shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted (i) in good faith on behalf of the Partnership, (ii) in a manner reasonably believed by the General Partner to be within the scope of the authority granted to the General Partner by this Agreement, and (iii) in a manner not constituting willful misconduct, fraud, breach of the General Partner’s fiduciary duty of loyalty or gross negligence. The Partnership shall indemnify, defend and hold harmless each Exculpated Party for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, attorneys’ fees and costs of investigation and defense relating to the Partnership) which such party may incur by reason of being a General Partner or a shareholder, constituent partner, officer, director, managers, members or employee of a General Partner (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this Agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the Person seeking indemnification in a manner constituting willful misconduct, fraud, breach of its fiduciary duty of loyalty, or gross negligence.

ARTICLE 7

THE GENERAL PARTNER

7.1         General Partner Not Liable for Partnership Obligations. An obligation of the Partnership, whether arising in contract, tort or otherwise, is solely the obligation of the Partnership. The General Partner shall not be personally liable, directly or indirectly, by way of contribution or otherwise, for such an obligation solely by reason of being or acting as a General Partner. This applies despite anything inconsistent in this Agreement.

7.2                          Ceasing to be a General Partner.

(a)                             Events of Cessation. A General Partner shall cease to be a general partner of the Partnership upon the earliest of the following events:

(i)                                  a withdrawal by the General Partner from the Partnership;

(ii)                              the Transfer of all of the General Partner’s Interest in the Partnership to the extent permitted by ARTICLE 9;

(iii)                          the Bankruptcy of the General Partner;

(iv)                          the death of the General Partner, or the entry by a court of competent jurisdiction of an order adjudicating the General Partner incompetent to manage his or her estate;

(v)                              for cause;

(vi)                          the termination of the Partnership under Section 10.4; or

(vii)                      any other event that causes the General Partner to cease to be a general partner because the Act mandates cessation upon such other event, notwithstanding an agreement by the Partners to the contrary.

(b)          Conversion of General Partner Interest. If a General Partner ceases to be a General Partner in the Partnership pursuant to Sections 7.2(a)(i), 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v), or 7.2(a)(vii), then as of the date of such event, the General Partner shall cease to be a General Partner in the Partnership and shall instead become a Limited Partner (or solely a Limited Partner, if already a Limited Partner) in the Partnership with all of the rights and subject to all of the limitations of a Limited Partner hereunder, and shall retain its Capital Account and financial rights with respect to allocations and distributions in the manner provided in this Agreement.

7.3         Admission of a New General Partner. Except as provided in ARTICLE 9, a new General Partner may be admitted to the Partnership only with the consent of all of the Partners; provided, however, that if such admission is in connection with a General Partner ceasing to be a General Partner pursuant to Sections 7.2(a)(iii),

7.2(a)(iv), 7.2(a)(v)or 7.2(a)(vii), the consent of the affected General Partner (as General Partner) shall not be required.

ARTICLE 8

LIMITED PARTNERS

8.1                          No Management or Control. Except as otherwise provided herein, the Limited Partners, in their capacity as limited partners in the Partnership, shall take no part in the management, control, conduct, or operation of the Partnership and shall have no right or authority to act for or bind the Partnership. The Limited Partners shall have no voting, consent or approval rights other than those rights expressly set forth in this Agreement.

8.2                          Liability and Indemnification of Limited Partners.

(a)                             Liability of Limited Partners. Except as required by applicable law, the liability of each Limited Partner (in its capacity as a limited partner in the Partnership) for the losses, debts, and obligations of the Partnership shall be limited to the unpaid capital contributions such Partner is required to make to the Partnership pursuant to this Agreement.

(b)                             Indemnification of Limited Partners. The Partnership shall, solely from assets of the Partnership and without recourse to any Partner, indemnify and hold harmless each Limited Partner, its respective affiliates and its respective agents, officers, employees, directors and shareholders (collectively, the “Limited Partner Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements or as fines and penalties, and legal or other costs and expenses of investigating or defending against any claim or alleged claim, in each case whether incurred in connection with judicial, administrative or arbitration proceedings) of any nature whatsoever, known or unknown, liquidated and unliquidated, that are incurred by an Limited Partner Indemnitee and arise out of or in connection with the business of the Partnership.

ARTICLE 9

NEW PARTNERS; TRANSFERABILITY

9.1                          Admission of New Partners for New Value. A new Partner may be admitted to the Partnership with the consent of all Partners, on such terms and conditions as the Partners may determine in their discretion.

9.2                          Prohibition on Transfer. Except as otherwise specifically provided in Sections 9.3 and 9.4, no Partner shall have the right to do any of the following without the prior unanimous written consent of all Partners, which consent any Partner may withhold in its discretion:

(a)          sell, assign, pledge, hypothecate, exchange or otherwise transfer for consideration all or any part of the Partner’s Partnership Interest, or

(b)                             gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of the Partner’s Partnership Interest.

9.3                          Permitted Transfers. Notwithstanding Section 9.2, (a) each Partner shall have the right to transfer all or any portion of its Partnership Interest to any immediate family members of the Partner, to any trust for the benefit of such immediate family members, or to any charitable trust controlled by the Partner, (b) each Partner may sell, give or bequeath all or any part of the Partner’s Partnership Interest to any other Partner without restriction of any kind, and (c) each Partner may sell, give or bequeath all or any part of the Partner’s Partnership Interest to any entity owned or controlled by the Partner. The rights accorded each Partner under this Section 9.3 may also be exercised by any Partner who may have succeeded to all or any portion of a Partner’s Partnership Interest.

9.4                          Right of First Refusal.

(a)                             Except with respect to permitted transfers described in Section 9.3, if a Partner desires to sell all or any portion of such Partner’s Partnership Interest (the “Offered Interest”), the selling Partner shall obtain from the purchaser a bona fide written offer (the “Offer”) to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor which must be payable in money. The selling Partner shall give written notification to the remaining Partners, by certified mail with return receipt requested or personal delivery, of the selling Partner’s intention to transfer the Offered Interest, furnishing to the remaining Partners a copy of the Offer.

(b)                             The remaining Partners, and each of them, on a basis pro rata to their Percentage Interest or on a basis pro rata to the Percentage Interest of those remaining Partners exercising their right of first refusal, may elect to purchase all (but not less than all) of the Offered Interest upon the same terms and conditions as stated in the Offer by giving written notification to the selling Partner, by certified mail with return receipt requested or personal delivery, of their intention to do so within forty-five (45) days after receiving written notice from the selling Partner (the “Option Period”). If none of the remaining Partners notifies the selling Partner of the election to exercise the right of first refusal within said Option Period, the right of first refusal will terminate and the selling Partner may thereafter consummate the sale of the Offered Interest, but only to the purchaser identified in the Offer and on the terms contained in the Offer, and provided that the sale must be consummated within sixty (60) days following the expiration of the Option Period.

(c)                              If any one or more of the remaining Partners gives written notice to the selling Partner of their desire to exercise their right of first refusal and to purchase the Offered Interest upon the same terms and conditions as are stated in the Offer, the remaining Partners shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty (60) days after the expiration of the Option Period.

9.5                          Other Voluntary or Involuntary Transfers.

(a)                             Right to Allocations and Distributions Only. A transferee of all or a portion of a Partner Interest, whether voluntarily, involuntarily or by action of law, shall entitle the transferee to receive the transferring Partner’s share of Profits, Losses and other items pursuant to ARTICLE 3 and such Partner’s share of distributions pursuant to ARTICLE 4. Such transferee shall not, however, be admitted as a Partner, and shall not be entitled to vote or to the other rights of a Partner, other than the right to receive allocations of profits and losses and distributions, and the transferring Partner shall not be relieved of any of its obligations hereunder, unless the transferee is admitted to the Partnership as a substituted Limited Partner as provided in Section 9.5(a).

(b)                             Substituted Limited Partners. A transferee of a Partner Interest pursuant to Section 9.5 may become a substituted Limited Partner only if the transferee executes an appropriate agreement to be bound by the terms and conditions of this Agreement, and the admission of the transferee as a substituted Limited Partner has been consented to by all Partners, which consent any Partner may withhold in its discretion.

9.6                          Prohibited Transfers. Any purported sale, Assignment, Transfer or other disposition of all or any portion of a Partner Interest in the Partnership that is not permitted hereby shall be null and void and shall constitute a default hereunder.

9.7         Disassociation of a Partner. Upon the death, bankruptcy, withdrawal or other dissociation of a Partner as provided in the Act, the Partner is not entitled to be paid for the Partner’s Partnership Interest and is not entitled to receive any Distributions in excess of those to which such Partner would have been entitled had such event not occurred, and the Partner shall have not have further rights as a Partner.

9.8                          Offset Against Purchase Price. The Partnership may offset from the purchase price payable to any transferring Partner any and all amounts owed by such Partner to the Partnership or another Partner hereunder, and may condition the admission of any substitute partner about payment of the amounts owed.

9.9                          New Partners and Substitution of Partners. A transferee of a Partnership Interest under Sections 9.2 (with consent), 9.3, 9.4, and 9.5(b) (with consent) shall become a Substitute Partner. Admission of a new Partner under Section 9.1 or of a Substitute Partner shall not cause dissolution of the Partnership.

9.10                 Amendments to Reflect Permitted Change of Partners. This Agreement and the Certificate of Limited Partnership shall be amended to reflect permitted additions, substitutions and withdrawals of Partners, as applicable.

ARTICLE 10

DISSOLUTION AND TERMINATION

10.1                 No Termination. Except as expressly provided in this Agreement, no Partner shall have the right, and each Partner hereby agrees not, to dissolve, terminate or liquidate the Partnership. No Partner shall have the right, and each Partner hereby agrees not, to petition a court for the dissolution, termination or liquidation of the Partnership except as such rights are provided in this Agreement or are available under applicable law notwithstanding any agreement herein to the contrary.

10.2                 Events of Dissolution. The Partnership shall be dissolved upon the first to occur of the following:

(a)                             December 31, 2050;

(b)                             the approval of each Partner, but only on the effective date of dissolution specified by such Partners at the time of such approval;

(c)                              a General Partner ceases to be a general partner of the Partnership under Section 7.2, unless at the time there is at least one (1) other General Partner or, if within ninety (90) days after the withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to admit one or more new General Partners;

(d)                             the sale, exchange, condemnation or involuntary transfer of all or substantially all of the assets of the Partnership, provided that this Section 10.2(d) shall not apply if part of the consideration received by the Partnership in connection with any such event includes deferred payment obligations and the General Partner reasonably determines that it is in the best interest of the Partners to keep the Partnership in existence for the sole purpose of collecting amounts payable under such obligations and distributing such amounts in accordance with the terms of this Agreement, upon the satisfaction of which obligations the Partnership shall dissolve;

(e)                             entry of a decree of judicial dissolution under the Act; or

(f)                                 any other event that causes a dissolution of the Partnership because the Act mandates dissolution upon the occurrence of such other event, notwithstanding any agreement among the Partners to the contrary.

10.3                 Procedures upon Dissolution.

(a)                             General. If the Partnership dissolves, it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 10.3. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

(b)       Control of Winding Up. The winding up of the Partnership shall be conducted under the direction of (i) the General Partner, or (ii) if there is no General Partner, then a Person selected by all of the Limited Partners (such Person hereinafter referred to as the “Liquidator”); provided, however, that any Partner who caused the dissolution of the Partnership in contravention of this Agreement shall not participate in the control of the winding up of the Partnership and provided further, that if the dissolution is caused by entry of a decree of judicial dissolution pursuant to Section 10.2(e), the winding up shall be carried out in accordance with such decree.

(c)        Manner of Winding Up. The Partnership shall engage in no further business following dissolution other than that necessary for the orderly winding up of the business and distribution of assets. The maintenance of offices shall not be deemed a continuation of the business for purposes of this Section 10.3(c). Upon dissolution of the Partnership, the Liquidator shall (i) cause to be filed or delivered any required or desirable notices or filings evidencing such dissolution, and (ii) determine the time, manner and terms of any sale or sales of Partnership property pursuant to such winding up, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(d)       Application of Assets. In the case of a dissolution of the Partnership, the Partnership’s assets shall be applied as follows:

(i)         Creditors. First, to payment of the liabilities of the Partnership owing to third parties (including affiliates of the Partners) and to Partners. After payment of any such known liabilities, the Liquidator shall set up such reserves as are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves may be paid over by the Liquidator to an escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in Section 10.3(d)(ii).

(ii)        Partners. Second, to the Partners in accordance with Section 4.1 above except that the second priority in distributions to Partners shall be the return of the Partners’ Initial Capital Contributions without regard to any $45 million in Company distributions threshold, with subsequent distributions being made in proportion to the Partners’ Sharing Ratios, then to the Partners in proportion to their Sharing Ratios. All distributions pursuant to this Section 10.3(d)(ii) shall be made no later than the end of the Partnership taxable year during which the liquidation of the Partnership occurs (or, if later, within 90 days after the date of such liquidation).

10.4    Termination of the Partnership. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership assets, the Partnership’s affairs shall terminate and the Liquidator shall cause to be executed and filed a Certificate of Cancellation of Partnership’s Certificate of Limited Partnership pursuant to the Act, as well as any and all other documents required to effectuate the termination of the Partnership.

ARTICLE 11

SECURITIES LAWS

11.1    Securities Laws Representations. Each Partner, by executing this Agreement, represents and warrants to the Partnership and to the General Partner that such Partner (i) is aware that the acquisition of its Interest in the Partnership has not been registered under the Securities Act of 1933, as amended, or qualified under the securities laws of any state or other jurisdiction, (ii) is acquiring its Interest in the Partnership solely for its own account and not for the account of any other Person, for investment only, and not with a view to or for sale in connection with any distribution of such Interest, (iii) understands that resale, pledge, Assignment or other Transfer of its Interest in the Partnership is limited by this Agreement and in any event may not be effected unless (A) the transfer is registered and qualified under applicable securities laws, or is effected as a non-public offering that is exempt from the registration and qualification requirements of applicable securities laws, and (B) the Person acquiring such Interest represents and warrants to the Partnership and to the General Partner that such Person is acquiring its Interest in the Partnership solely for its own account and not for the account of any other Person, for investment only, and not with a view to or for sale in connection with any distribution of such Interest, (iv) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring its Interest in the Partnership, (v) acknowledges that there is no guarantee that the Partnership will be a financial success, and is able to bear the economic risk of the loss of its Interest in the Partnership, and (vi) acknowledges that the General Partner is relying on the foregoing representations.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1    Arbitration. Any claim or controversy arising from this Agreement which cannot be resolved by the Partners shall be settled by arbitration in Honolulu, Hawaii under the rules of the Dispute Prevention and Resolution, and any judgment from such arbitration may be entered in any court having jurisdiction.

12.2    Amendment. Except for an amendment reflecting the withdrawal or admission of a Partner to the Partnership in accordance with the terms of this Agreement, or as otherwise provided herein, this Agreement may be amended only with the prior written consent of each Partner.

12.3    Notices. Any written notice or communication to any of the Partners required or permitted under this Agreement shall be deemed to have been duly given and received (i) on the date of delivery, if delivered personally, (ii) on the date of confirmation if sent by transmission (e.g., by facsimile or email) to the party to whom notice is to be given, if sent during regular business hours of the recipient, (iii) on the fourth day after mailing, if mailed by first class registered or certified mail, or (iv) on the next day (or second day) if sent by a nationally recognized courier for next day (or second day) service; in all cases addressed to the recipient at its address as shown on the records of the Partnership. If the specified date is not a business day, then notice shall be deemed given on the next business day. Notices to the Partnership shall be similarly given, at its principal place of business, with a copy to the General Partner.

12.4    Consequential Damages. Neither the Partnership nor any Partner shall be liable to any other Partner or the Partnership for special, indirect or consequential damages resulting or arising out of this Agreement, including loss of profit, provided however, that this Section 12.4 shall not apply with respect to claims, expenses and liabilities of any Exculpated Party pursuant to Section 6.5.

12.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The submission of a signature page transmitted by facsimile or by other electronic transmission such as in portable document format (“pdf’) shall have the full force and effect of originals.

12.6    Governing Law. The laws of the State of Hawaii (other than its conflicts of laws principles) shall govern the construction, interpretation and effect of this Agreement.

12.7    Binding Effect. This Agreement shall be binding on all successors and assigns of the Partners and inure to the benefit of the respective permitted successors and permitted assigns of the Partners, except to the extent of any express contrary provision in this Agreement.

12.8    Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be construed and enforced to the maximum extent possible, and the remainder of this Agreement shall remain in full force and effect.

12.9    Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience or for reference, and shall not affect the meaning of the text.

12.10  Entire Agreement. This instrument contains the entire agreement of the Partners relating to the rights granted and obligations assumed in this instrument. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

12.11  No Rights in Third Parties. The provisions of this Agreement are for the benefit of the Partnership and the Partners, and are not intended to be for the benefit of any Person to whom any debts, liabilities or obligations are owed, or who otherwise has any claim against the Partnership or any Partner, and no creditor or other Person shall obtain any rights under such provisions or solely by reason of such provisions shall be able to make any claims in respect of any debts, liabilities, or obligations against the Partnership or any of the Partners.

12.12  No Right to Partition. No Partner shall have the right to bring an action for partition against the Partnership. Each of the Partners hereby irrevocably waives any and all rights which it may have to maintain an action to partition Partnership property or to compel any sale or transfer thereof.

12.13  No Title to Partnership Property. All property owned by the Partnership, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership interest in such property.

12.14  Additional Documents. Each party hereto agrees to execute, with acknowledgment or affidavit, if required or deemed appropriate, any and all documents and writings that may be necessary or expedient in connection with the creation of the Partnership and the achievement of its Purpose.

12.15  Persons Not Named. Unless named in this Agreement, or unless admitted to the Partnership as a General Partner or Limited Partner, as provided in this Agreement, no Person shall be considered a Partner. Any distribution by the Partnership to the Person shown on the Partnership records as a Partner or its legal representative or the assignee of the right to receive Partnership distributions as herein provided, shall relieve the Partnership and the General Partner of all liability to any other Person who may be interested in such distribution.

[Signature page follows]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the Effective Date.

GENERAL PARTNER:			LIMITED PARTNERS:

Noble Enterprises, Inc.,			Barnwell Hawaiian Properties, Inc.,
a Nevada corporation			a Delaware corporation

By:	/s/ Terry Johnston	By:	/s/ Alexander C. Kinzler
	Terry Johnston, Its President		Alexander C. Kinzler, Its President

/s/ Ralph Street
Ralph Street

/s/ Kenneth Farey
Kenneth Farey

/s/ Christina Rae Horwood
Christina Rae Horwood

/s/ Richard T. Tuckey
Richard T. Tuckey

/s/ Elizabeth Anne Horwood
Elizabeth Anne Horwood

/s/ Judith Anne Roy
Judith Anne Roy

/s/ Jessica Anne Roy
Jessica Anne Roy

EXHIBIT “A”

Partners	Initial Capital	Sharing Ratio
	Contribution

GENERAL PARTNER

Noble Enterprises, Inc.	$ 0	57.06%

LIMITED PARTNERS

Barnwell Hawaiian Properties, Inc.	$ 1,000,000	34.45%

Noble Enterprises, Inc.	$ 0	0.0%

Ralph Street	$ 0.87%
4820 Excelsior Road
Victoria BC V9E 2E5

Kenneth Farey	$ 0.43%
5471 Parker Avenue
Victoria BC V8Y 2N2

Christina Rae Horwood	$ 0	1.18%
c/o 300 – 1006 Fort Street
Victoria BC V8V 3K4

Richard T. Tuckey	$ 0.43%
5084 Santa Clara Avenue
Victoria BC V8Y 1W1

Elizabeth Anne Horwood	$ 0	4.10%
c/o 300 – 1006 Fort Street
Victoria BC V8V 3K4

Judith Anne Roy	$ 0.17%
c/o 300 – 1006 Fort Street
Victoria BC V8V 3K4

Jessica Anne Roy	$ 0.17%
c/o 300 – 1006 Fort Street
Victoria BC V8V 3K4

Christina Rae Horwood	$ 0.80%
c/o 300 – 1006 Fort Street
Victoria BC V8V 3K4

Judith Anne Roy	$ 0.34%
c/o 300 – 1006 Fort Street
Victoria BC V8V 3K4

100.00%